EXHIBIT 99.1

Federated National Holding Company Reports Second Quarter 2016 Results

SUNRISE, Fla., Aug. 02, 2016 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the three and six months ended June 30, 2016.

Q2 2016 highlights (as measured against the same three-month period last year, except where noted):

  29.7% increase in gross written premiums to $171.2 million
  24.9% increase in Florida homeowners’ policies to approximately 266,000
  27.7% increase in total revenue to $75.1 million
  Net income of approximately $1.0 million
  $2.5 million of claims from weather related events throughout the state of Florida
  $11.0 million in additional reserves for prior year’s losses; which brings the total loss reserves to approximately $120 million as of June 30, 2016
  6.1% increase in book value per share, including noncontrolling interest, to $19.28 as compared with $18.17 at December 31, 2015
  FNIC homeowners Florida rate increase of 5.6% on statewide average became effective August 1, 2016
  MNIC homeowners Florida rate decrease of 11.9% on statewide average became effective April 15, 2016

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “Our second quarter results were impacted by our decision to strengthen our reserves in Florida homeowners’ line of business.  The second quarter also included $2.5 million in claims as a result of weather events including Tropical Storm Colin which impacted Northern Florida in June.  Our partner agents placed $31.9 million in new Florida homeowners’ premium, $5.1 million in new non-Florida homeowners’ premium and $30.4 million in premium in other lines of business, which with our business that renewed during the quarter totaled $171.2 million in total gross written premiums.  We continue to provide best in class service, which is evident on our continued growth in policies and premium.  Federated National’s homeowners’ rates in Florida increased by an average of 5.6% effective August 1st, which with our 4.2% rate on line decrease in catastrophic reinsurance costs effective July 1st, should gradually start improving the margins on policies that are both new and renewing. Furthermore, Monarch’s rate decrease of 11.9% became effective on April 15th, which made the products more competitive in the market and immediately resulted in an increase in premiums written as the quarter progressed. Monarch’s gross written premiums are accelerating and should be a source of growth during the second half of 2016, through 2017 and beyond.”

Three Months Ended June 30, 2016 Financial Review

  Gross written premiums increased $39.2 million, or 29.7%, to $171.2 million for the three months ended June 30, 2016, compared with $132.0 million for the same three-month period last year. The increase predominantly reflects market share growth in our homeowners’ and personal automobile lines of business. Homeowners’ gross written premiums increased $22.1 million, or 17.9%, to $145.6 million for the three months ended June 30, 2016, compared with $123.5 million for the same three-month period last year. Gross written premiums for our personal automobile line of business increased by $16.6 million to $19.0 million in the second quarter of 2016 compared to $2.4 million in the prior year period.  These increases reflect management's strategy to continue to grow market share inside Florida as well as expand operations outside of Florida with the growth in our personal automobile line of business.  With the expansion into areas outside of Florida, we are able to continue to leverage our exceptional staff and at the same time, diversify our insurance risk.
  Net premiums earned increased $10.8 million, or 22.0%, to $60.0 million for the three months ended June 30, 2016, compared with $49.2 million for the same three-month period last year. This increase was primarily driven by an increase in our Florida homeowners’ in-force policy count to 265,503 as of June 30, 2016, compared with 212,490 as of June 30, 2015.
  Total revenues increased $16.3 million, or 27.7%, to $75.1 million for the three months ended June 30, 2016, compared with $58.8 million for the same three-month period last year.
  Losses and loss adjustment expenses (LAE) increased $23.9 million, or 103.1%, to $47.0 million for the three months ended June 30, 2016, compared with $23.1 million for the same three-month period last year. The increase to losses and LAE and to the net loss ratio was driven by $5.0 million as a result of increased premiums earned in the current period as compared to the same period last year, prior year development of $11.0 million in the all other peril homeowners’ coverage in Florida relating to the 2015 accident year, and increasing the Florida homeowners’ attritional loss ratio for the respective current year accident years caused by the impact from assignment of benefits and related litigation and the impact from the temporary discontinuation of our underwriting analytics. Additionally, we incurred $2.5 million in gross catastrophe losses correlated with weather events (i.e., Tropical Storm Colin).
  General and administrative expenses increased in the second quarter of 2016 as we incurred $1.9 million relating to the resignation of the Company’s former CFO in June.
  For the three months ended June 30, 2016, the Company reported net income of $1.0 million, or $0.07 per share on 13.81 million average undiluted shares outstanding and $0.07 per share on 13.99 million average diluted shares outstanding, compared with net income of $11.7 million, or $0.86 per share on 13.72 million average undiluted shares outstanding and $0.84 per share on 13.99 million average diluted shares outstanding in the same three-month period last year.
  For the three months ended June 30, 2016, the Company repurchased $1.3 million of its common stock under the Company’s $10 million share buyback program; the remaining availability for further repurchases is $7.6 million.

Six Months Ended June 30, 2016 Financial Review

  Gross written premiums increased $68.5 million, or 28.7%, to $307.2 million for the six months ended June 30, 2016, compared with $238.7 million for the same six-month period last year.  The increase predominantly reflects market share growth in our homeowners and personal automobile lines of business. Homeowners’ gross written premiums increased $39.0 million, or 17.6%, to $260.3 million for the six months ended June 30, 2016, compared with $221.3 million for the same six-month period last year. Gross written premiums for our personal automobile line of business increased by $28.8 million to $34.7 million in the first half of 2016, compared to $5.8 million in the prior year period.  These increases reflect management's strategy to continue to grow market share inside Florida as well as expand operations outside of Florida with the growth in our personal automobile line of business.  With the expansion into areas outside of Florida, we are able to continue to leverage our exceptional staff and at the same time, diversify our insurance risk.
  Net premiums earned increased $21.0 million, or 22.4%, to $115.0 million for the six months ended June 30, 2016, compared with $94.0 million for the same six-month period last year. This increase was primarily driven by an increase in our Florida homeowners’ in-force policy count to 265,503 as of June 30, 2016, compared with 212,490 as of June 30, 2015.
  Total revenues increased $30.3 million, or 26.6%, to $144.0 million for the six months ended June 30, 2016, as compared with $113.7 million for the same six-month period last year.
  Losses and loss adjustment expenses (LAE) increased $29.5 million, or 62.6%, to $76.6 million for the six months ended June 30, 2016, compared with $47.1 million for the same six-month period last year. The increase to losses and LAE and to the net loss ratio was driven by $10.0 million as a result of increased premiums earned in the current period as compared to the same period last year, prior year development of $11.0 million in the all other peril homeowners’ coverage in Florida relating to the 2015 accident year, and increasing the Florida homeowners’ attritional loss ratio for the respective current year accident years caused by the impact from assignment of benefits and related litigation and the impact from the temporary discontinuation of our underwriting analytics. Additionally, we incurred $7.4 million in gross catastrophe losses correlated with a series of tornados and other weather related events (i.e., Tropical Storm Colin).
  For the six months ended June 30, 2016, the Company reported net income of $10.5 million, or $0.76 per share on 13.82 million average undiluted shares outstanding and $0.75 per share on 14.01 million average diluted shares outstanding, compared with net income of $21.0 million, or $1.54 per share on 13.69 million average undiluted shares outstanding and $1.50 per share on 13.98 million average diluted shares outstanding in the same six-month period last year.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, August 3, 2016.  The Company’s CEO, Michael H. Braun and its Interim CFO, Erick A. Fernandez, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Fernandez invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:
(877) 303-6913

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril, commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company.  The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

	FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
	Consolidated Statements of Operations
	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(in thousands, except per share data)		(in thousands, except per share data)
Revenue:
Gross premiums written	$171,218	$132,019	$307,242	$238,721
Gross premiums earned	137,334	102,641	265,433	198,334
Ceded premiums earned	(77,289)	(53,414)	(150,391)	(104,322)
Net premiums earned	60,045	49,227	115,042	94,012
Net investment income	2,194	1,701	4,234	3,248
Net realized investment gains	7	913	934	2,617
Other income	12,818	6,949	23,814	13,849
Total revenue	75,064	58,790	144,024	113,726

Costs and expenses:
Losses and loss adjustment expenses	47,025	23,148	76,570	47,098
Commissions and other underwriting expenses	21,044	13,630	40,896	26,324
General and administrative expenses	5,086	3,287	9,167	7,085
Interest expense	94	86	178	97
Total costs and expenses	73,249	40,151	126,811	80,604

Income before income taxes	1,815	18,639	17,213	33,122
Income taxes	697	6,755	6,492	12,465
Net income	1,118	11,884	10,721	20,657
Net income (loss) attributable to noncontrolling interest	127	150	195	(361)
Net income attributable to Federated National Holding Company shareholders	$991	$11,734	$10,526	$21,018

Net income per share attributable to Federated National Holding Company shareholders:
Basic	$0.07	$0.86	$0.76	$1.54
Diluted	$0.07	$0.84	$0.75	$1.50

Weighted average number of shares of common stock outstanding:
Basic	13,805	13,722	13,816	13,689
Diluted	13,988	13,985	14,013	13,978

Dividends declared per share of common stock	$0.06	$0.04	$0.11	$0.08

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	June 30, 2016	December 31, 2015
	(in thousands, except per share data)
Total cash and investments	$491,943	$437,369
Total assets	$721,614	$638,185
Loss and loss adjustment expense reserves	$120,723	$97,340
Total liabilities	$455,934	$387,426
Total shareholders' equity	$265,680	$250,759
Common stock outstanding	13,783	13,799
Book value per share including noncontrolling interest	$19.28	$18.17
Book value per share excluding noncontrolling interest	$17.92	$16.86

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)		(in thousands)
Homeowners	$145,648	$123,499	$260,315	$221,276
Automobile	18,996	2,383	34,685	5,845
Commercial General Liability	3,571	3,761	7,322	7,732
Federal Flood	3,003	2,376	4,920	3,868
Gross Written Premium	$171,218	$132,019	$307,242	$238,721

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss Ratio - All Lines	78.3%	47.0%	66.6%	50.1%
Net Expense Ratio	43.7%	34.5%	43.7%	35.6%
Combined Ratio	122.0%	81.5%	110.3%	85.7%
Gross Loss Ratio - All Lines	34.2%	22.6%	28.8%	23.7%

CONTACT: Michael H. Braun, CEO (954) 308-1322
or Erick A. Fernandez, Interim CFO (954) 308-1341
Federated National Holding Company